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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Alliance HealthCare Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALLIANCE HEALTHCARE SERVICES, INC.
100 Bayview Circle, Suite 400
Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2010

Dear Stockholders:

        On, May 27, 2010, Alliance HealthCare Services, Inc. will hold its Annual Meeting of Stockholders (the "Annual Meeting") at Alliance's corporate headquarters located at 100 Bayview Circle, Suite 400, Newport Beach, California 92660. The meeting will begin at 9:00 a.m. Pacific time.

        Only record holders of shares of common stock of Alliance HealthCare Services, Inc., par value $0.01 per share, at the close of business on April 16, 2010 are entitled to notice of, and to vote at, this Annual Meeting and any adjournments or postponements thereof. The purpose of the meeting is to:

  1.
  Elect Edward L. Samek and Aaron A. Bendikson to serve as Class III directors and to hold office for a 3-year term;

  2.
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

  3.
  Act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements thereof.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2010:

Alliance's 2010 proxy statement and 2010 annual report to stockholders are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com or
http://phx.corporate-irnet/phoenix.zhtml?c=1299994&p=proxy.

By Order of the Board of Directors,
/s/ ELI H. GLOVINSKY
Eli H. Glovinsky Executive Vice President, General Counsel and Secretary

Newport Beach, California
April 19, 2010

This Proxy Statement will first be mailed to the stockholders of Alliance HealthCare Services, Inc. on or about April 26, 2010.

ALLIANCE HEALTHCARE SERVICES, INC.
100 Bayview Circle, Suite 400
Newport Beach, CA 92660

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2010

QUESTIONS AND ANSWERS

1.	Q:	WHO IS SOLICITING MY VOTE?
	A:	This proxy solicitation is being made and paid for by Alliance HealthCare Services, Inc. ("Alliance," "the Company," "we" or "our").
2.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?
	A:	This Proxy Statement was first mailed to stockholders on or about April 26, 2010.
3.	Q:	WHAT MAY I VOTE ON?
	A:	You may vote on the following matters:
(1) The election of Edward L. Samek and Aaron A. Bendikson to serve as Class III directors and to hold office for a 3-year term; and
(2) The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
4.	Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?
	A:	The Board of Directors recommends a vote FOR each of the proposals described in this Proxy Statement.
5.	Q:	WHO IS ENTITLED TO VOTE?
A:
Record holders of our common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on April 16, 2010 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 52,756,264 shares of Common Stock were outstanding. The shares of Common Stock in our treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.
6.	Q:	HOW DO I VOTE?
A:
You may vote either by attending the Annual Meeting, or by signing and dating your proxy card and returning it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote for any or all of the proposals, your shares will be voted FOR all of the unmarked proposals. You have the right to revoke your proxy at any time before the Annual Meeting by:
(1) sending a written notice of revocation to our Secretary, Eli H. Glovinsky, at the address shown above;
(2) attending the Annual Meeting and voting in person; or
(3) returning a later-dated proxy card.

If you would like to obtain directions to our corporate headquarters to attend the Annual Meeting and vote in person, please contact our Secretary, Eli H. Glovinsky at eglovinsky@alliancehealthcareservices-us.com.

7.	Q:	WHO WILL COUNT THE VOTE?
A:
Our Assistant Secretary will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below).
8.	Q:	HOW MANY VOTES ARE NEEDED FOR A QUORUM AND TO APPROVE EACH OF THE ITEMS?
A:
The holders of a majority of the shares of our Common Stock outstanding on the Record Date, represented in person or by proxy, constitutes a quorum for the transaction of business. The election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy. The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, must be approved by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. There is no statutory or contractual right of appraisal or similar remedy available to those stockholders who dissent from any matter to be acted upon.
9.	Q:	WHAT ARE BROKER NON-VOTES AND WHAT EFFECT WILL THEY HAVE?
A:
Under the rules of the New York Stock Exchange, a bank, broker or other nominee may exercise discretionary authority to vote shares for the ratification of our auditor. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote such shares. The broker non-votes generally would count to establish a quorum for the meeting, but would generally not be counted for or against the proposals you are being asked to approve at the annual meeting.
10.	Q:	WHAT EFFECT WILL ABSTENTIONS HAVE?
	A:	Abstentions may be specified on proposals other than the election of directors and would have the effect of votes cast against the proposals. Abstentions would count toward establishing a quorum.
11.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:
We do not know of any business to be considered at the 2010 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting in accordance with our Bylaws, your signed proxy card gives authority to Howard K. Aihara and Eli H. Glovinsky to vote on such matters at their discretion.
12.	Q:	WHO IS THE LARGEST PRINCIPAL STOCKHOLDER?
A:
As of April 16, 2010, OCM Principal Opportunities Fund IV, L.P., an affiliate of Oaktree Capital Management L.P., which we refer to as Oaktree, beneficially owned 22,421,505 shares of our Common Stock (42.5% of the voting shares), and MTS Health Investors II, L.P., an affiliate of MTS Health Investors, LLC, which we refer to as MTS, beneficially owned 2,080,000 shares of our Common Stock (3.9% of the voting shares). Oaktree and MTS have advised us that they intend to vote these shares of Common Stock in favor of each of the matters described above.

13.	Q:	WHERE CAN I FIND ALLIANCE'S FINANCIAL INFORMATION?
A:
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 contains our consolidated financial statements and related information and is enclosed with this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.
14.	Q:	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING DUE?
A:
In general, stockholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2011 Annual Meeting must submit their proposals to our Secretary on or before December 23, 2010.

In accordance with our Bylaws, in order to be properly brought before the 2011 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the address set forth below no earlier than January 26, 2011 and no later than February 25, 2011. All stockholders must also comply with the applicable requirements of the Securities Exchange Act of 1934. Your submission must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, please write to the Secretary of Alliance HealthCare Services, Inc. at 100 Bayview Circle, Suite 400, Newport Beach, CA 92660.
15.	Q:	WHO ARE THE PROXY SOLICITORS AND WHAT ARE THE SOLICITATION EXPENSES?
A:
We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to owners of our stock in accordance with applicable rules. Our officers, directors and employees may undertake solicitation activities without any compensation for such duties.

 PROPOSALS YOU MAY VOTE ON

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors, which we sometimes refer to as the Board, is divided into three classes, with each director serving a three-year term and one class of directors being elected at each year's annual meeting of stockholders. At each annual meeting of stockholders, nominees are elected as directors to a class with a term of office that expires at the annual meeting of stockholders held three years after the year of the nominee's election, and until their successors are elected and qualified. The term of office of the two incumbent Class III directors expire at the 2010 Annual Meeting. The Board has nominated incumbent directors Edward L. Samek and Aaron A. Bendikson for election to a three-year term of office that will expire at the Annual Meeting to be held in 2013.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE TWO (2) NOMINEES FOR DIRECTOR.

        Neil F. Dimick, Paul S. Viviano and Curtis S. Lane are in the class of directors whose term expires at the 2011 Annual Meeting. Larry C. Buckelew and Michael P. Harmon are in the class of directors whose term expires at the 2012 Annual Meeting.

        Below is information about the Class III nominees and our other current directors, including their principal occupations, business experience, directorships in other public companies and information about their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors in light of Alliance's structure and business. If for any reason any of the nominees should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available to serve if elected.

Nominees and Other Members of the Board of Directors

The Class III Nominees

EDWARD L. SAMEK Age 72	Director Since October 2001

        Mr. Samek has been a director since October 2001. Mr. Samek served as vice chairman of MedQuist, Inc. from 1998 to 2000 and as chairman and chief executive officer of The MRC Group and predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as a director of Caremedic Systems, Inc., Veritext, LLC, the Jackson Laboratory and Water Jel. Mr. Samek has extensive background and experience in the healthcare services industry and currently serves on the boards of several healthcare companies. In addition, he is the Company's longest serving director, having joined the Board in 2001. In determining that Mr. Samek should continue to serve as a director, the Board noted that Mr. Samek's background and experience is called upon in considering all significant aspects of the Company's business and operations, particulary with respect to matters of business strategy, and that Mr. Samek has substantial experience concerning the Company's development and is very knowledgeable regarding the Company's industry, business and operations. Mr. Samek currently serves as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee and Audit Committee.

AARON A. BENDIKSON Age 36	Director Since May 2008

Mr. Bendikson is a senior vice president at Oaktree Capital Management, L.P. where he focuses on executing and sourcing leveraged/management buyouts, expansion capital investments and corporate restructurings. He dedicates a significant portion of his time to the Healthcare and Industrial sectors. Mr. Bendikson currently serves as a director of Tekni-Plex, Inc. and Jackson Square Aviation, LLC. Prior to joining Oaktree in 2005, Mr. Bendikson served as a Principal with Soros Fund Management's private equity affiliate. Before joining Soros in 1999, Mr. Bendikson was an investment banker within J.P. Morgan & Co.'s Mergers & Acquisitions department. He received an M.B.A. from Harvard Business School and a B.A. degree cum laude in Economics and History from the University of California at Los Angeles, where he was elected to Phi Beta Kappa. In determining that Mr. Bendikson should continue to serve as a director, the Board noted that Mr. Bendikson's substantial private equity and banking experience is called upon to assist the Company in its ongoing operations, particularly with respect to the Company's debt structure and insurance programs, and that Mr. Bendikson also has significant background and experience in the healthcare services industry. Mr. Bendikson's experience and background provides him with a firm understanding of the Company's industry, business and operations. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board of Directors, and Mr. Bendikson is one of those designees.
Incumbent Class I Directors serving for a term expiring in 2011
NEIL F. DIMICK Age 60	Director Since November 2002

        Mr. Dimick, a healthcare consultant and private investor, has been a director since November 2002. Mr. Dimick served as executive vice president and chief financial officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through August 2001 he served as senior executive vice president and chief financial officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche in 1973 where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, Resources Connection, Inc., Thoratec Corporation and Mylan Laboratories, Inc. Mr. Dimick has substantial experience in the healthcare services industry and is an "audit committee financial expert", serving as a director and member of the audit committee of several publicly-traded healthcare companies. This experience along with his chief financial officer and public accounting background is often called upon, particularly in connection with accounting and finance-related issues. Mr. Dimick has served as a member of the Alliance Board for more than seven years, providing him with significant background and experience concerning the Company and its development. The Board concluded that Mr. Dimick should continue to serve as a director because he is very knowledgeable about the Company's industry, business and operations due to his extensive work experience in the healthcare services industry and his long tenure as a member of the Board. Mr. Dimick currently serves as the Chairman of our Audit Committee and as a member of our Finance Committee and Nominating and Corporate Governance Committee.

PAUL S. VIVIANO Age 57	Director Since January 2003

Mr. Viviano joined Alliance HealthCare Services in January 2003 and serves as the Company's chairman of the board and chief executive officer. Prior to joining Alliance, from 2000-2002, Mr. Viviano was president and chief executive officer of USC University Hospital and USC/Norris Comprehensive Cancer Center. He was a member of the St. Joseph Health System from 1987 to 2000 and served as its executive vice president and chief operating officer from 1995 to 2000. From 1994 to 1995, Mr. Viviano was the Southern California regional president and chief executive officer; from 1992 to 1994 the chief executive officer for St. Joseph Hospital; and from 1987 to 1992 the chief executive officer for St. Jude Hospital. Mr. Viviano has held executive management positions in the healthcare services industry for more than 30 years, including 24 years in executive positions with hospitals and hospital systems. He currently serves on the board of a major nonprofit healthcare institution. Mr. Viviano has held the chairman and chief executive officer position and served on the Board at Alliance for more than seven years, providing him extensive experience with the Company's industry, business, operations and development. Given the importance of hospital service business models to the Company's operations and planning, and Mr. Viviano's substantial experience with the Company and the hospital industry, the Board determined that Mr. Viviano is well-suited to be a director of the Company. Mr. Viviano currently serves as the Chairman of the Finance Committee.
CURTIS S. LANE Age 52	Director Since April 2007

Mr. Lane has been a director since April 2007. Mr. Lane founded MTS Health Investors, LLC. in March 2000. Prior to MTS, Mr. Lane was a partner at Evercore Partners. From 1985 to 1998 he was at Bear Stearns & Co. Inc., where he was a Senior Managing Director responsible for healthcare investment banking. He presently serves as a director of Novis Pharmaceuticals, LLC, Senior Home Care, Inc. and Surgical Care Affiliates, LLC. Mr. Lane has substantial experience in the private equity and banking industry as well as broad experience in the healthcare services industry. Through MTS, he has worked with Oaktree in analyzing and participating in numerous healthcare services transactions. He serves on the boards of several healthcare services companies and nonprofit healthcare institutions. In determining that Mr. Lane should continue to serve as a director, the Board noted that his background and experience assists the Company in considering all significant aspects of the Company's business and operations and that Mr. Lane is very knowledgeable about the Company's industry, business and operations. Mr. Lane currently serves as a member of our Nominating and Corporate Governance Committee and Compensation Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board of Directors, and Mr. Lane is one of those designees.
Incumbent Class II Directors serving for a term expiring in 2012
MICHAEL P. HARMON Age 41	Director Since April 2007

Mr. Harmon has been a director since April 2007. Mr. Harmon is a Managing Director with the Principal Group of Oaktree Capital Management L.P., a registered investment advisor and affiliate of Oaktree Group, where he has been responsible for sourcing, evaluating and managing private equity investments since 1997. Prior to this, Mr. Harmon held positions in the Corporate Recovery Consulting group of Price Waterhouse and the Distressed Credits group at Society Corporation. Mr. Harmon currently serves as a director of Novis Pharmaceuticals, LLC., Senior Home Care and Wright Line. Mr. Harmon was instrumental in evaluating and overseeing Oaktree's decision to invest in the Company in 2007. In determining that Mr. Harmon should continue to serve as a director, the Board noted that he has substantial experience in the healthcare services industry, serving on the boards of several healthcare services companies, that he also has significant experience in the private equity industry, and that Mr. Harmon's broad healthcare and business experience assists the Company in considering all significant aspects of the Company's business and operations. Mr. Harmon currently serves as Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee and Finance Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board of Directors, and Mr. Harmon is one of those designees.
LARRY C. BUCKELEW Age 56	Director Since May 2009
        Mr. Buckelew is a retired healthcare executive who serves as an advisor to healthcare companies and private investors. Mr. Buckelew served as president and chief executive officer of Gambro Healthcare, Inc. from November 2000 through October 2005. From April 2000 to November 2000 he served as president of Gambro Healthcare/USA. Mr. Buckelew began his career with American Hospital Supply Corporation (AHSC) in 1975 and served as an executive with AHSC and later Baxter International, Inc. following their merger in November 1985. He has also held executive and management positions with Sunrise Medical, Inc., Teleflex,  Inc. and Surgical Services, Inc. Mr. Buckelew currently serves as a director of Welch Allyn Medical and LaVie Care Centers. In determining that Mr. Buckelew should continue to serve as a director, the Board noted that Mr. Buckelew has substantial experience in the healthcare services and products industry, having served in executive positions with several large healthcare services providers and medical products companies throughout most of his career, that he also serves on the boards of two healthcare services companies, and that Mr. Buckelew's background and experience provide him with a firm understanding of the Company's industry, business and operations. Mr. Buckelew currently serves as a member of Alliance's Audit Committee and Compensation Committee.

Corporate Governance and Board Committees

        Alliance's business is managed under the direction of our Board of Directors. The Board selects our officers, delegates responsibilities for the conduct of our operations to those officers, and monitors their performance. Our non-management directors meet regularly in executive session without the presence of our management. The position of presiding director of these executive sessions is selected by a majority of the non-management directors present.

        The Board has determined that the Company's current leadership structure, and the fact that the positions of chief executive officer and chairman are both held by Mr. Viviano, is appropriate given the specific characteristics of the Company and the Board. These characteristics include having three members of the Board being designated by Oaktree and MTS, which collectively own 46.4% of the Company's outstanding common stock. Mr. Viviano's authority is balanced by the strong presence of the Oaktree/MTS Board designees, Messrs. Harmon, Bendikson and Lane, as well as the influence of the directors who are unaffiliated with Oaktree/MTS and comprise the Audit Committee, Messrs. Samek, Dimick and Buckelew. Mr. Viviano serving in the combined roles enhances the efficiency of the Board with respect to the development of agendas and the conduct of meetings. The Company does not have a formally designated "lead director" although in practice certain directors do from time to time assume a lead director role depending on the matter being considered by the Board. The results of the Company's annual Board self-assessment indicate that the current leadership structure allows the Board to fulfill its duties effectively and efficiently.

        Our Board of Directors has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at www.alliancehealthcareservcies-us.com/investors/corporate_governance) and Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, or NYSE. As a result of the review, the Board of Directors has determined that Messrs. Bendikson, Lane, Harmon, Buckelew, Samek, and Dimick each qualify as independent directors in accordance with Section 303A.02. In making its independence determinations, the Board noted in particular the following:

  •
  Oaktree beneficially owns 22,421,505 shares of our Common Stock. Mr. Bendikson is a senior vice president of Oaktree Capital Management, L.P.., and Mr. Harmon is a managing director of Oaktree Capital Management, L.P.

  •
  MTS beneficially owns 2,080,000 shares of our Common Stock. Mr. Lane is a member of MTS Health Partners L.L.C.

  •
  Oaktree and MTS and their affiliates acquired 49% of our outstanding shares of Common Stock from Viewer Holdings LLC, an affiliate of Kohlberg, Kravis & Roberts & Co., L.P. (also referred to as KKR), on April 16, 2007. The aggregate purchase price of approximately $153 million consisted of funds under management of Oaktree and MTS. As a result of the share purchase, Oaktree and MTS beneficially own an aggregate of approximately 47.1% of our outstanding shares of Common Stock as of December 31, 2009. In connection with the share purchase, Oaktree and MTS obtained various management rights and rights to designate persons to our Board and committees of our Board under a Governance and Standstill Agreement that they entered into in connection with the share purchase. They were also assigned registration rights under a registration rights agreement.

        The Board noted that under Section 303A.02, the concern is independence from management, and that the New York Stock Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board noted that Oaktree is comprised of eight Principals and approximately 580 staff members with headquarters in Los Angeles and offices in 14 cities worldwide. The Board noted that the principals of MTS have been responsible for over 200 financing transactions and M&A and advisory assignments with an aggregate value of over $52 billion dollars. MTS's investment in Alliance was an ordinary course investment for MTS and represents only 3.9% of our outstanding shares of Common Stock. The Board determined that none of the above relationships constituted a material relationship with Alliance for purposes of Section 303A or impaired the independence of Messrs. Bendikson, Lane or Harmon.

        Our Board of Directors meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held seven meetings in the fiscal year ended December 31, 2009, referred to as fiscal 2009. During fiscal 2009, all directors attended 75% or more of the total of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board on which such director served. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and sometimes act by written consent taken without a meeting. Our directors are invited to attend our 2010 Annual Meeting. Our Chairman, Mr. Viviano, attended and presided over our 2009 Annual Meeting.

        Executive management, in consultation with the Board of Directors, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief operating officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board's discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

        Our Board of Directors currently has four committees: the Nominating and Corporate Governance Committee, the Finance Committee, the Compensation Committee and the Audit Committee. A current copy of the charter for each committee is available at www.alliancehealthcareservices-us.com/investors/corporate_governance.

        The Nominating and Corporate Governance Committee is responsible for the identification of qualified candidates to become Board and Board committee members, the selection of nominees for election as directors at annual stockholders meetings, the selection of candidates to fill Board vacancies, the development and recommendation to the Board of our Corporate Governance Guidelines and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee's current members are Messrs. Samek (Chairman), Dimick, Lane and Harmon. The Nominating and Corporate Governance Committee was formed in April 2007 and met once in fiscal 2009.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election or appointment, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today's business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, maintaining a diversity of viewpoints among Board members, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Nominating and Corporate Governance Committee specifically takes into account the importance of diversity of background and perspective among Board members. This is reflected in the diverse business and personal experience of Alliance's directors as described in more detail above. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through the annual Board self-assessment as well as on-going feedback from Board members on an informal basis. The Company does not have a formal diversity policy pertaining to the selection of directors.

        Stockholders may nominate candidates for election to our Board of Directors in accordance with our Bylaws, a copy of which can be obtained by writing to the Corporate Secretary of Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. In general, such nominations must be received in writing by the Company's Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year's annual meeting, as set forth in our Bylaws. The nomination must be accompanied by the name and address of the nominating stockholder. It must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership recommended by stockholders, and will evaluate such candidates in the same manner as other candidates identified by the Nominating and Corporate Governance Committee.

        The Finance Committee is responsible for providing assistance to the Board in its oversight of Alliance's financial affairs, capital expenditure policy, investment policy, insurance programs and capital structure. The Finance Committee's current members are Messrs. Dimick, Harmon and Viviano (Chairman). The Finance Committee was formed in April 2007 and met three times in fiscal 2009.

        The Compensation Committee is responsible for discharging the Board's responsibilities relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating the compensation plans, policies and programs of the company. As part of these responsibilities, the Compensation Committee determines

(subject to Board approval in the case of non-CEO compensation) executive base compensation and incentive compensation and approves the terms of stock option and restricted stock grants pursuant to our equity plan. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials. Under its charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that it is not permitted to delegate its responsibilities with respect to determination of the Chief Executive Officer's compensation, evaluation of the Chief Executive Officer's performance, review of compensation, employment and severance agreements for all other executive officers, review of incentive-compensation and equity-based plans, compensation matters intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, or compensation matters intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 under that Act. The Compensation Committee's current members are Messrs. Harmon (Chairman), Lane, Buckelew and Samek. During fiscal 2009 the Compensation Committee held two meetings. Mr. Buckelew replaced Mr. Helfet on the Compensation Committee on May 27, 2009. As described in the Compensation Discussion and Analysis, in March 2009, the Compensation Committee directly engaged an independent research and data analysis consultant, Mercer, to work with the Compensation Committee to assist it in the determination of the key elements of the Company's compensation programs. Mercer does not provide any other services for the Company. Mercer is an independent consultant with expertise regarding compensation matters in the healthcare services industry.

        The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is also responsible for assisting our Board of Directors with its oversight responsibilities regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm's qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The members of the Audit Committee are Messrs. Dimick (Chairman), Buckelew and Samek. Mr. Buckelew replaced Mr. Helfet on the Audit Committee on May 27, 2009. Our Board of Directors has determined that the members of the Audit Committee are "independent" as defined in the NYSE Listed Company Manual. Our Board of Directors has also determined that each member of the Audit Committee is financially literate, as required under the NYSE listing standards, and that Neil Dimick is an "audit committee financial expert" within the meaning of SEC rules. Our Corporate Governance Guidelines provide that the members of the Audit Committee may not serve on the audit committee of more than two other public companies at the same time as they are serving on our Audit Committee unless our Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. Mr. Dimick currently serves on the audit committees of four public companies, in addition to our Audit Committee. In light of Mr. Dimick's other commitments, our Board of Directors has concluded that his service on those four audit committees would not impair his ability to effectively serve on our Audit Committee. During fiscal 2009, the Audit Committee held seven meetings. For additional information concerning the Audit Committee, see "Report of the Audit Committee of the Board of Directors."

        Stockholders and other parties interested in communicating directly with our Audit Committee, our independent directors as a group, our non-management directors as a group or our presiding director of the executive sessions of the non-management directors may do so by writing to Corporate Secretary, Alliance HealthCare Services, Inc. 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. Our Corporate Secretary will review all such correspondence and forward to the Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence.

Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to such matters.

  Hotline for Accounting or Auditing Matters

        As part of the Audit Committee's role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees or shareholders of concerns regarding questionable accounting or auditing matters. Employees or stockholders may call (800) 799-4605 to make anonymous submission of their concerns.

  Pay Risk

        The Compensation Committee and the Board of Directors as a whole, perform an ongoing assessment of our compensation practices in light of the risks in our operations. The assessment includes, among other things, a review of management's decision-making and policy-making structures and practices; the methodology used to define, update, and measure short-term and long-term objectives; the effectiveness and nature of communications within the Company and between management and our Board and other stakeholders; and our compliance policies, practices, and programs. In general, the Compensation Committee and the Board each concluded that our compensation practices do not provide undue incentives for short-term planning or short-term financial awards, and do not reward unreasonable risk. A more detailed description of the risk factors associated with the Company's business can be found in the "Risk Factors" section of our 2009 Form 10-K.

        As described in more detail below, the Compensation Committee and the Board of Directors believe that the Company's compensation policies and practices encourage actions that increase the value of the Company and are well aligned with the Company's strategic objectives. Based on the Company's ongoing assessment of its compensation practices, it believes that such practices are not reasonably likely to have a material adverse effect on the Company.

        The base salaries paid by the Company to its employees are fixed in amount, and thus the Compensation Committee and the Board of Directors do not believe that these base salaries encourage excessive risk-taking.

        The Alliance Imaging division has established separate bonus and commission plans for its sales, marketing and operations teams. For the sales team, commissions are tied to signing service agreements with new customers and renewing service agreements with existing customers. The longer the term of the agreement and the higher the value of the agreement, the larger the commission. Also, in the event actual revenues generated by a particular agreement are lower than what was projected in the original business model for the agreement, a portion of the commissions that were previously paid in connection with such agreement will be "clawed back" by the Company. Marketing staff receive bonuses based on achievement of budgeted revenue and scan volume targets. Operations team members receive bonuses based on achievement of budgeted revenue and "profit after lease", as defined below in the Compensation Discussion and Analysis.

        The Alliance Oncology division has established separate bonus and commission plans for its business development, marketing and operations teams. For the business development team, bonuses are paid when new deals are signed and are based on the value of the particular deal. Marketing staff are paid bonuses based on achievement of budget for new patient starts and for patient referrals from new physicians. The operations team is paid bonuses based on achievement of budgeted revenue and profit after lease. The operations team's bonus also includes a component that is based on quality measurements like patient satisfaction. Physicists and dosimetrists working for the Alliance Oncology division have up to 80% of their bonuses tied to quality components such as equipment safety and appropriate staffing levels.

        The Compensation Committee and Board of Directors believe that the Alliance Imaging division and Alliance Oncology division bonus and commission plans appropriately balance risk and the desire to focus the Company's employees on specific short-term goals important to the Company's success, and do not encourage unnecessary or excessive risk-taking.

        Many of the Company's employees are awarded long-term equity-based incentives that are important to help further align such employees' interests with those of the Company's stockholders. The Compensation Committee and Board of Directors do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to the Company's stock price.

  The Board's Role in Risk Management

        The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board has delegated risk management responsibility with respect to legal and regulatory compliance, including compliance with Sarbanes-Oxley, to the Audit Committee. The Audit Committee oversees the implementation of the Company's Compliance Program, Records Retention Policy and Sarbanes-Oxley compliance as well as other compliance policies. The Audit Committee has a particular focus on financial risk, including internal controls, and receives an annual risk assessment report from the Company's internal auditors. The Board has delegated responsibility for the Company's directors and officers insurance programs to the Compensation Committee and the Company's general liability and other insurance programs to the Finance Committee. The Audit Committee, Compensation Committee and Finance Committee regularly report to the Board concerning risk management issues. The Company's Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company and works closely with the Company's legal and regulatory groups. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy.

Directors' Compensation

        The annual fee paid to our non-employee directors in consideration for their services as directors is $35,000. In addition, our non-employee directors who are unaffiliated with Oaktree and MTS, who during 2009 were Messrs. Dimick, Helfet, Samek and Buckelew (the "Unaffiliated Directors"), receive an annual restricted stock award on December 31 of each year of the number of shares of our Common Stock having a value equal to $80,000, rounded down to the nearest whole share, and calculated using the average share price of our stock over the fifteen-day period preceding the grant date. Such restricted stock awards fully vest on the one year anniversary of the grant date based on the non-employee director's continued service with us through that date. In 2009, Mr. Buckelew received a pro-rated restricted stock award to reflect his May 27, 2009 Board start date. Mr. Buckelew's May 27,

2009 pro-rated restricted stock award vested on December 31, 2009. Mr. Buckelew's predecessor on the Board, Anthony B. Helfet, also received a restricted stock award in 2009 which was prorated based on his service from January 1, 2009 until May 27, 2009. Mr. Helfet's pro-rated restricted stock award vested on May 27, 2009. In addition, on December 31 of each year, our directors who are affiliated with Oaktree and MTS (the "Oaktree/MTS Directors"), namely Messrs. Harmon, Bendikson and Lane, receive additional cash compensation of $80,000 in consideration of their Board service during the prior fiscal year. As in prior years, non-employee directors receive reimbursement of travel expenses related to their Board service. Non-employee directors who also serve as members of our Audit Committee receive an additional $15,000 per annum, and the non-employee director who serves as Chairman of our Audit Committee receives an additional $20,000 per annum.

        We have established a directors' deferred compensation plan for all non-employee directors. In 2009, Mr. Dimick elected to participate in the directors' deferred compensation plan and have his annual board membership fee of $35,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the Board of Directors or the occurrence of a change of control, Mr. Dimick has the option of being paid cash or issued common stock for his phantom shares. No other directors participated in the directors' deferred compensation plan in 2009. Effective as of January 1, 2010, Mr. Dimick elected to stop any deferrals under the directors' deferred compensation plan with respect to board fees earned after such date. In December 2008, we provided the non-employee directors a one-time opportunity to cash-out the deferred stock account balance at December 31, 2008. Messrs. Dimick, Helfet and Samek directed that 100% of their phantom shares under the directors' deferred compensation plan as of December 31, 2008 be paid out to them in cash on specified dates in January 2009. None of Messrs. Buckelew, Harmon, Bendikson or Lane has elected to participate in the plan.

        The following table summarizes the compensation earned during the fiscal year ended December 31, 2009 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)(4)	Stock Awards ($)(2)(3)	Total ($)
Aaron A. Bendickson(4)	115,000	—	115,000
Edward L. Samek(6)	50,000	80,000	130,000
Anthony B. Helfet(5)	20,137	32,219	52,356
Larry C. Buckelew(5)(6)	29,863	47,781	77,644
Neil F. Dimick(6)	20,000	115,000	135,000
Michael P. Harmon(4)	115,000	—	115,000
Curtis S. Lane(4)	115,000	—	115,000

(1)
The amounts in this column represent fees payable to Messrs. Samek, Helfet and Buckelew, who serve(d) as members of our Audit Committee and receive $15,000 per annum, and fees payable to Mr. Dimick, who serves as Chairman of our Audit Committee and receives $20,000 per annum. The fees paid to Messrs. Dimick, Samek, Helfet and Buckelew include an annual payment of $35,000 for their Board service, which is paid in equal quarterly installments.

(2)
The amounts in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (revised January 15, 2010), "Stock Compensation"("FASB ASC Topic 718"). Assumptions made in the valuation of awards in the "Stock Awards"" column can be found in Note 4 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Each of our non-employee directors who participates in our Directors' Deferred Compensation Plan elects, at the beginning of his term, whether to be paid out from the plan in cash or Common Stock for his Phantom Shares upon retirement, separation from the

  Board of Directors or the occurrence of a change in control. For directors who elect to be paid out in cash, the value of their phantom shares fluctuates based on the Company's stock price. The change in fair market value of the stock price is reflected through an increase or decrease of director's fees in the statement of operations. In addition, our Unaffiliated Directors receive an annual restricted stock award on December 31 of each year of the number of shares of our Common Stock having a value equal to $80,000, rounded down to the nearest whole share, and calculated using the average share price of our stock over the fifteen-day period preceding the grant date. Such restricted stock awards fully vest on the one year anniversary of the grant date based on the non-employee director's continued service with us through that date.

(3)
In December 2008, Messrs. Dimick, Helfet and Samek changed their elections under the Company's Director Deferred Compensation Plan and directed that 100% of their phantom shares under the plan as of December 31, 2008 be paid out to them in cash on specified dates in January 2009. Mr. Dimick continued to participate in the plan for 2009. As of December 31, 2009, Mr. Dimick had 5,559 outstanding phantom shares in his account under the plan.

(4)
The annual fee paid to each of the Oaktree/MTS Directors in consideration for their services is $35,000, which is paid quarterly to an investment fund, not to the Oaktree/MTS Directors, as specified by each Oaktree/MTS Director. In addition, on December 31 of each year, the Oaktree/MTS Directors each receive additional cash compensation of $80,000 in consideration of their Board service during the prior fiscal year, which is paid annually to an investment fund, not to the Oaktree/MTS Directors, as specified by each Oaktree/MTS Director.

(5)
Anthony Helfet resigned from service on the Board effective May 27, 2009. Larry Buckelew replaced Anthony Helfet as a director and as a member of the Audit Committee and the Compensation Committee. Mr. Buckelew commenced service on the Board effective May 27, 2009. Fees payable to Mr. Buckelew and Mr. Helfet in 2009 were paid on a pro rata basis based on the number of days each served on the Board in 2009.

(6)
As of December 31, 2009, Messrs. Samek, Buckelew and Dimick each held 13,762 shares of restricted stock under the plan.

 PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has recommended, and the Board has approved, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, referred to as fiscal 2010, subject to your ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since November 1999. Deloitte & Touche LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

  Principal Accounting Firm Fees

        Aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2008 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2009	2008
Audit fees(a)	$823,000	$959,000
Audit-related fees(b)	130,000	—

Total audit and audit-related fees	953,000	959,000
Tax fees(c)	—	—
All other fees(d)	—	—

Total fees	$953,000	$959,000

(a)
Includes fees for the audit of our annual financial statements and the annual audit of our internal controls over financial reporting, annual audits of the financial statements of our joint ventures, and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.

(b)
Includes employee benefit plan audit fees, accounting consultations and due diligence services for acquisitions.

(c)
Includes tax consultation.

(d)
Includes fees for other permitted non-audit services such as billing compliance reviews.

        All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2009 and 2008 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

        A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

 OWNERSHIP OF ALLIANCE COMMON STOCK

        The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 16, 2010, (i) by each person who is known by us to own beneficially more than 5% of our Common Stock; (ii) by each of our directors and nominees for director; (iii) by each of our officers identified in the table set forth under the heading "Summary Compensation Table"; and (iv) by all of our executive officers and directors as a group.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned
Oaktree Capital Management L.P.(2)	22,421,505	42.5%
MTS Health Investors L.L.C.(3)	2,080,000	3.9%
FMR LLC(4)	3,041,440	5.8%
Paul S. Viviano(5)	1,946,844	3.6%
Michael F. Frisch(6)	368,627	*
Howard K. Aihara(7)	347,500	*
Eli H. Glovinsky(8)	192,500	*
Richard J. Hall	150,000	*
Curtis S. Lane(3)	2,080,000	3.9%
Michael P. Harmon(2)	22,421,505	42.5%
Larry C. Buckelew	20,432	*
Neil F. Dimick	38,969	*
Edward L. Samek	33,411	*
All Present Executive Officers and Directors (12 persons)(9)	27,246,068	49.8%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 52,756,264 shares outstanding as of April 16, 2010, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of April 16, 2010. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of April 16, 2010 are based upon the sum of 52,756,264 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of April 16, 2010 held by them, as indicated in the following notes.

(2)
Oaktree Capital Management, L.P. is a limited partnership ultimately controlled by Oaktree Capital Group Holdings GP, LLC. Oaktree Capital Group Holdings GP, LLC is a limited liability company managed by Messrs. Stephen A. Kaplan, Howard S. Marks, Bruce A. Karsh, Kevin Clayton, John B. Frank, Larry W. Keele, David M. Kirchheimer, Richard Masson, and Sheldon M. Stone. Stephen A. Kaplan resigned as member of the Company's Board of Directors effective May 23, 2008. Mr. Kaplan disclaims that he is the beneficial owner of any shares beneficially owned by Oaktree Capital Management, L.P. Michael P. Harmon is a member of our Board of Directors and also an executive of Oaktree. Mr. Harmon is currently the Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and Finance Committee. Mr. Harmon disclaims that he is the beneficial owner of any shares beneficially owned by Oaktree Capital Management. L.P. The address of Oaktree Capital Group Holdings GP, LLC, Oaktree Capital Management, L.P. and Mr. Harmon is: c/o Oaktree Capital Management L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)
MTS Health Investors L.L.C. is a limited liability company, the senior managing members of which are Messrs. Curtis S. Lane and Oliver T. Moses. Mr. Lane is currently a member of our Board of Directors and he is also a member of our Nominating and Corporate Governance Committee and Compensation Committee. Mr. Lane may be deemed to share beneficial ownership of any shares beneficially owned by MTS Health Investors L.L.C. Mr. Lane disclaims such beneficial ownership. The address of MTS Health Investors L.L.C. and Mr. Lane is: c/o MTS Health Investors L.L.C., 623 Fifth Avenue, New York, NY 10022.

(4)
Based upon information contained in a Schedule 13G, which was filed with the U.S. Securities and Exchange Commission on February 16, 2010. FMR LLC has sole voting power with respect to 603,140 shares and sole dispositive power with respect to 3,041,440 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,742,300 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole dispositive power with respect to 1,742,300 shares owned by the funds. The address of Fidelity is 82 Devonshire Street, Boston, MA 02109. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,299,140 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power with respect to 1,299,140 shares and sole voting power with respect to 599,140 shares owned by the institutional accounts managed by PGATC. The address of PGATC is 900 Salem Street, Smithfield, RI 02917.

(5)
This amount includes 1,372,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)
This amount includes 201,250 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)
This amount includes 197,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(8)
This amount includes 117,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(9)
This amount includes 1,993,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days. This amount also includes 5,558 phantom shares issuable upon retirement, separation from the Board of Directors or the occurrence of a change of control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives. Our Named Executive Officers for 2009 include Paul S. Viviano, Chairman of the Board and Chief Executive Officer; Michael F. Frisch, President, Imaging Division; Richard J. Hall, President, Oncology Division; Howard K.

Aihara, Executive Vice President and Chief Financial Officer; and Eli H. Glovinsky, Executive Vice President, General Counsel and Secretary.

Compensation Objectives

        Compensation for all our executive officers is designed to be significantly performance-based. The Compensation Committee believes that compensation paid to our executives should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and should assist us in attracting and retaining key executives critical to our long-term success.

        More generally, our compensation program strives to achieve the following objectives:

  •
  Attract and retain individuals of superior ability and managerial talent;

  •
  Ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

  •
  Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

  •
  Enhance the executives' incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in us through restricted stock and stock options.

        To achieve these objectives, executive officers are paid competitively, consistent with our success and their contribution to that success. The compensation program is structured to ensure that a significant portion of compensation directly relates to our stock performance and other factors that directly and indirectly influence stockholder value. Accordingly, the Compensation Committee sets goals designed to link each executive's compensation to certain key measures of our performance and the executive's own performance. Consistent with the performance-based philosophy, in addition to a base salary, executive officer compensation includes a significant incentive-based component. For our Named Executive Officers (comprised in 2009 of the Chief Executive Officer (CEO); Imaging Division President; Chief Financial Officer (CFO); Oncology Division President; and Executive Vice President, Mergers and Acquisitions, the Compensation Committee reserves the largest potential compensation awards for performance- and incentive-based programs.

        Within our performance-based compensation program, to the extent practicable, we aim to compensate executives in a manner that is tax effective for us while still achieving the objectives of our program. The elements of our executive compensation include the following:

  •
  annual base salary

  •
  annual cash bonus opportunity in accordance with our Executive Incentive Plans

  •
  discretionary long-term equity awards in accordance with our 1999 Equity Plan

  •
  additional benefits and perquisites

        Total compensation is allocated between cash and equity based in part on a review of peer group healthcare services companies of comparable size, discussed below. The allocation is also based on the appropriate balance between short-term incentives and long-term incentives to align the interests of our executive officers with stockholders. The balance between equity and cash compensation among executive officers is evaluated annually.

        To further tie compensation to performance, there is no minimum compensation award required by our Executive Incentive Plans and no minimum equity award required by our 1999 Equity Plan.

The Process for Determination of Compensation Awards

        The Compensation Committee has the primary authority to determine and, in the case of CEO compensation, recommend to the Board the compensation awards provided to our executive officers. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself.

        In connection with the determination of compensation awards, the performance of each member of our executive management team is evaluated by our CEO. Each member of our executive management team, in turn, participates in an annual performance review with the CEO to provide input about the member's contributions to our company for the period being assessed. The performance of our executive management team, and our CEO's assessment of that performance, is reviewed annually by the Compensation Committee when making its compensation determinations.

Compensation Benchmarking and Peer Group

        For each executive officer, in determining base salaries, target bonus percentages (as described below), discretionary equity grants and allocation of total compensation between cash and equity, the Compensation Committee considers the compensation paid by a peer group of healthcare services companies. This approach enables us to offer competitive compensation packages to our executives and also ensures that our cost structures will allow us to remain competitive in our markets. In setting annual cash compensation opportunities and determining equity grants, the Compensation Committee aims to provide aggregate compensation that is competitive with the cash compensation and equity grants of executive officers performing similar job functions at companies in the peer group.

        In March of 2009, the Compensation Committee directly engaged an independent research and data analysis consultant, Mercer to work with management and the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Mercer does not provide any other services for the Company. Mercer is an independent consultant with expertise regarding compensation matters in the healthcare services industry. At the Compensation Committee's direction, Mercer evaluated a number of factors, including total cash compensation, existing equity awards and share ownership, and the relative experience and responsibilities of executives, in determining the amount of executive compensation relative to the market. The consultant provided data and analysis to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executives, which we collectively refer to in this discussion as the 2008 report. The components of the executive compensation package described below were determined in part based on Mercer's input and our Compensation Committee's review of the 2008 report. Based on its review of our compensation program with Mercer and in light of the 2008 report, our Compensation Committee believes that the structure of our compensation, including annual base salary, annual incentive cash compensation opportunities and discretionary stock awards, is comparable to the compensation structures of our peer companies. In setting the compensation of our executives in 2009, our Compensation Committee reviewed the 2008 report and used it as a general point of reference in evaluating the competitive market.

        The peer group used in the 2008 report was comprised of the following 14 companies: Inverness Medical, Inventiv Health, Pediatrix Medical Group, Rehabcare Group, Cross Country Healthcare, Amedisys, Hanger Orthopedic, Healthways, Rotech Healthcare, Amsurg, Radnet, Air Methods, TLC Vision and American Dental Partners. The Compensation Committee believes that this group of companies provides an appropriate peer group because the companies are primarily engaged in healthcare services and related businesses and LTM revenue of the companies fell within the range of $301 million to $1.3 billion, which is comparable to our LTM revenue.

Annual Base Salary

        Base salaries for executive officers are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, competitive salary levels within the peer group of companies, and company budget. Based on the 2008 report, base salaries for our Named Executive Officers in 2009 in aggregate are between the 25th percentile and the Median of the peer group on both a position rank and functional basis. Decisions regarding increases in base salary each year are based significantly on individual performance, as assessed by the Compensation Committee with input from the CEO (with respect to executives other than himself). Any increases approved by the Compensation Committee are discretionary and there are no formulaic base salary increases provided to executives.

        Our Named Executive Officers received base salary increases ranging from 3.6% to 16.5% effective as of January 1, 2009. The base salary of our CEO increased 16.5% based on his strong 2008 performance and a review of the 2008 report, which generally indicated that our CEO was compensated below the level observed in companies in our peer group. Our Imaging Division President received an increase of 7.1% based on his promotion from COO to Imaging Division President on November 11, 2008 and in light of his increased responsibilities. Our CFO and General Counsel received an increase of 4% and 3.6%, respectively, based on their strong 2008 performance and a review of the 2008 report. None of the Named Executive Officers received salary increases in 2009 other than the 2008 raises described above that were effective January 1, 2009.

Performance-Based Compensation

  Annual Cash Bonus Opportunity

        There are two Executive Incentive Plans that apply to our executive officers. Both plans are tied directly to key measures of our overall success. In addition, in 2009, 40% of each executive's bonus opportunity was determined based on such executive's performance with respect to individual performance objectives that were assigned to such executive based on his respective position with our company (such individual performance objectives are referred to as "Performance Objectives"). Each of our executives is assigned an annual target bonus which is stated as a percentage of his or her annual base salary. The percentage target increases along with the Named Executive Officer's responsibilities within our company and with the Named Executive Officer's ability to influence the overall results of our company. In 2009, based on our Compensation Committee's recommendation, our Board of Directors maintained the target bonus percentage for the CEO at 85% of his annual base salary, which reflects his overall responsibility over our company and his ability to directly impact the success of our company. The Compensation Committee also set the following target bonus percentages for the other Named Executive Officers: CFO—75% of annual base salary, Imaging Division President—85% of annual base salary, Oncology Division President—70% of annual base salary, and General Counsel—65% of annual base salary. The Compensation Committee determined that these percentages appropriately reflected the responsibilities held by each such officer and the ability of each to impact the success of our company. We do not have a formal policy on adjustment or recovery of cash bonus awards in the event our performance is restated after payment of the awards.

        In 2009, all of the Named Executive Officers participated in an Executive Incentive Plan with two performance measures: a "profit after lease" or "Company PAL" component and a fixed-site return on capital component. The Company PAL component constituted 30% of the annual bonus opportunity and the fixed-site return on capital component constituted 30%. As noted above, each executive's individual Performance Objectives constituted the remaining 40% of the annual bonus opportunity. Company PAL is defined as revenue less operating expenses, field management expenses, SG&A expenses, corporate overhead, minority interest expenses, equity earnings in unconsolidated joint ventures and other expenses. The higher the Company PAL, the higher the bonus percentage. The purpose of basing a significant portion of executives' annual bonus on Company PAL is to motivate executives to maximize earnings from the Company's core imaging operations.

        The fixed-site return on capital component is determined with reference to EBIT, which is earnings before interest and income taxes, generated by our fixed-sites opened in the applicable year divided by total capital expended on such fixed-sites. In 2009, the minimum threshold to earn the fixed-site return on capital component of the bonus was an 11% return on capital. The higher the return on capital, the higher the bonus percentage for the fixed-site return on capital component. The return on capital for fixed-sites opened in the applicable year is measured over two years following the applicable year and is not paid until two years after the applicable year. For example, the return on capital component for 2009 will be measured in 2011 and 2012. Therefore, the fixed-site return on capital component of the bonus for 2009 will not be calculated or paid until 2012. The purpose of this delay in calculation is to assure an accurate measurement of the results of our fixed-site operations over a significant period of time without taking into account the initial ramp up period. The success of the Company in developing fixed-sites is considered by the Board to be a critical component for the Company's overall success.

        Annual targets for the determination of fixed-site return on capital and Company PAL are based on budgeted profitability levels, which have been approved by the Board and are generally considered by the Board to be reasonably attainable while requiring substantial effort. In 2009 the Company PAL target was $77.5 million and the Company achieved 87.9% of this target, which equated to a 0% bonus payout under the Executive Incentive Plan. The fixed-site return on capital bonus payout for 2009 is calculated based on 2006 and 2007 targets of an 11.0% return on capital in each year. For 2006 and 2007, the Company achieved a 20.7% return on capital, which equated to a 153.5% bonus payout related to the 2006 and 2007 achievement under the Executive Incentive Plan.

        In addition to our Executive Incentive Plans, our Board or our Compensation Committee may from time to time award discretionary bonuses to our executives based on significant contributions to our company. In December 2009, our Board approved discretionary bonus awards for our Oncology Division President and our CFO in the amount of $50,000 and $25,000, respectively, in recognition of each executive's extraordinary efforts in meeting their 2009 performance objectives.

        In 2009, 40% of the incentive bonus opportunity for each of the Company's Named Executive Officers was based on each executive's performance with respect to the individual Performance Objectives assigned to him. Set forth below are examples of the individual Performance Objectives assigned to each Named Executive Officer that are immaterial to the total compensation paid to such Named Executive Officer, descriptions of the individual Performance Objectives assigned to each Named Executive Officer that are material to the total compensation paid to such Named Executive Officer and the Board's assessment of each such executive's achievement of the assigned Performance Objectives. Performance Objectives have been set by the Board to be difficult to attain in light of budget projections and past experience and are not expected to be attained by a Named Executive Officer with average or below average effort or performance. Many Performance Objectives require the subjective judgment of our Board.

  Chief Executive Officer

    Mr. Viviano's Performance Objectives for 2009 included such goals as improving acquisition processes and integration, improving profitability of certain products, expanding division infrastructure and capabilities, supporting strategic goals of the Company, implementing analytical tools for measuring the success of our centers, providing leadership to advocacy efforts, improving functionality and communication at the executive level and commencement of financing assessments. No single Performance Objective for Mr. Viviano had a material impact on the total compensation payable or paid to him. The Board determined that Mr. Viviano had achieved his Performance Objectives at 80% during 2009.

  Chief Financial Officer

    Mr. Aihara's Performance Objectives for 2009 included such goals as improving acquisition processes and integration, improving profitability of certain products, achieving targeted acquisitions, supporting strategic goals of the Company, implementing analytical tools for measuring the success of sales activity, integrating financial systems, improving financial reporting, achieving financial targets for certain business units and improving functionality and communication at the executive level. No single Performance Objective for Mr. Aihara had a material impact on the total compensation payable or paid to him. The Board determined that Mr. Aihara had achieved his Performance Objectives at 80% during 2009.

  President, Alliance Imaging Division

    Mr. Frisch's Performance Objectives for 2009 included such goals as improving acquisition processes and integration, improving profitability of certain products, supporting industry-wide advocacy efforts, supporting strategic goals of the Alliance Imaging division, implementing analytical tools for measuring the success of sales activity, integrating Company divisions, monitoring and enhancing retention, patient satisfaction, return on capital and integration efforts and strategic planning. No single Performance Objective for Mr. Frisch had a material impact on the total compensation payable or paid to him. The Board determined that Mr. Frisch had achieved his Performance Objectives at 75% during 2009.

  President, Alliance Oncology Division

    Mr. Hall's Performance Objectives for 2009 included such goals as improving acquisition processes and integration, achieving targeted acquisitions, supporting strategic goals of the Company, developing strategic plans for advocacy and risk assessment tools, integrating business units, establishing leadership structures, quality assurance programs and review processes and integrating divisions. No single Performance Objective for Mr. Hall had a material impact on the total compensation payable or paid to him. The Board determined that Mr. Hall had achieved his Performance Objectives at 95% during 2009.

  General Counsel

    Mr. Glovinsky's Performance Objectives for 2009 included such goals as improving acquisition processes and integration, achieving targeted acquisitions, supporting strategic goals of the Company, providing leadership to advocacy efforts, implementing new legal policies, cost controls and compliance programs, improving Company-wide leadership and improving functionality and communication at the executive level. No single Performance Objective for Mr. Glovinsky had a material impact on the total compensation payable or paid to him. The Board determined that Mr. Glovinsky had achieved his Performance Objectives at 87.5% during 2009.

  Discretionary Long-Term Equity Incentive Awards

        Our executives are eligible to receive stock options and restricted stock awards. All equity awards are determined by the Compensation Committee in its sole discretion with input from the CEO. Executives typically are awarded an initial stock option grant upon their hiring and are considered on an annual basis for restricted stock awards and additional stock option grants.

        The Compensation Committee evaluates the allocation of equity awards among stock option grants, restricted stock grants and stock bonus awards available under our 1999 Equity Plan by reference to the peer group discussed above. The Compensation Committee grants all stock options based on the fair market value as of the date of grant, which is determined using the last quoted price per share on the NYSE on the date of grant. The exercise price for initial stock option grants to new executives is the closing market price of our stock on the executive's first day of employment with us, which in all cases is the date of grant.

        Guidelines for the number of stock options and restricted stock awards granted to each executive are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive's job level, performance and the value of our stock at the time of grant. As a result, additional grants other than an initial grant or an annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. As noted above, in determining the size of equity awards, the Compensation Committee also considers the equity awards made by our peer group. The Compensation Committee determined that such awards were necessary to attract and retain talented senior executives, in light of state of the healthcare industry, including anticipated effects of the Deficit Reduction Act of 2005, and the implications it had for options as a performance-based incentive. The restricted stock granted to our Named Executive Officers vests three years after the award date based on each executive's continued service to our company.

        Historically, initial stock option grants to executive officers under the 1999 Equity Plan were comprised 50% of "time options" and 50% of "performance options." The time options have a five-year vesting schedule based on each executive's continued service to our company, vesting 20% per year, and expire ten years from the date of grant. The performance options vest after eight years and expire after ten years. In the event that a multiple of our adjusted earnings exceeds a target amount, however, up to 20% of the performance options may vest each year. Subsequent stock options granted under the 1999 Equity Plan to our Named Executive Officers have historically been time options which vest 5% in the first year, 20% in the second year and 25% in years three through five.

        In December 2007, the Compensation Committee approved a change in the standard vesting schedule of our options such that most option grants subsequent to December 2007 will be time options only. Such time options will have a four-year vesting schedule, vesting at a rate of 25% per year, and, in the case of options, expire ten years from the date of grant. The change in the structure of our option vesting schedule was made based on our Compensation Committee's review of our peer group and did not affect the existing stock options held by our Named Executive Officers.

        Our Compensation Committee believes that the vesting schedules of our options, restricted stock awards and stock bonus awards provide an incentive for executives to remain with us and a reasonable time frame in which to align the executive with the price appreciation of our stock.

        Awards under the 1999 Equity Plan are subject to the change of control provisions described below under "1999 Equity Plan—Change of Control". Stock options, granted prior to 2008, are subject to single trigger acceleration in the event of the sale of all or substantially all of our assets, a sale by Viewer Holdings LLC resulting in more than 50% of the voting stock of the Company being held by a person or group unaffiliated with Viewer, or a merger or consolidation of the Company into another person or entity unaffiliated with Viewer, if after the merger or consolidation Viewer or its affiliates lose the ability to elect a majority of the Company's Board of Directors. The Compensation Committee has historically viewed the single trigger acceleration as appropriate because it was designed to ensure retention of our employees notwithstanding the unilateral ability of Viewer to sell control of us. Viewer sold its entire interest in our outstanding shares in 2007 and currently holds none of our outstanding shares. In connection with the sale, the acquirers entered into a Corporate Governance and Standstill Agreement with us which prevents them from acquiring more than 49.9% of our outstanding shares of Common Stock until April 16, 2010. As a result, Viewer's sale of its interest did not trigger the single trigger acceleration provisions under our stock options.

        In December 2007, our Compensation Committee approved a new form of stock option agreement which provides single trigger acceleration in the event of the sale, lease or transfer of all or substantially all of our assets or the acquisition of 50% or more of our total voting power by way of merger, consolidation or other business combination or purchase other than by OCM Principal Opportunities Fund IV, L.P., MTS Health Investors II, L.P. and their affiliates. Our Compensation Committee determined that single trigger acceleration remains appropriate to ensure retention of our employees in light of the substantial holdings of our stock by OCM Principal Opportunities Fund IV, L.P. and MTS Health Investors II, L.P. and their ability to cause a change of control.

        Historically, our Named Executive Officers have been required to enter into a stockholders agreement in connection with their initial option grants. Subject to limited exceptions, the Named Executive Officers have agreed not to sell any shares of our Common Stock acquired as a result of the exercise of their initial (but not subsequent) options, for a period of five years after the grant dates of their initial options. In December 2007, our Compensation Committee agreed, with respect to future option grants, to no longer require our executives to enter into stockholder agreements in connection with their initial option grants in light of the sale by Viewer Holdings LLC of its interest in our company and the lack of such restrictions at our peer group of companies.

        On January 1, 2010, Mr. Viviano received a restricted stock award of 325,000 shares, Mr. Aihara received a restricted stock award of 100,000 shares and Mr. Frisch received a restricted stock award of 100,000 shares. Each of these executives had received a prior restricted stock award that vested on December 31, 2009. The January 1, 2010 restricted stock awards will vest three years after the award date based on each executive's continued service to the Company. Based on peer group information provided by Mercer, the Compensation Committee determined that these were awards were appropriate to ensure retention of these executives.

Defined Contribution Plan

        We have a Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of our company and any designated affiliate, including our Named Executive Officers. The 401(k) Plan permits eligible employees, including our executives, to defer up to 25% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In 2009, the Company made matching contributions to all participants in the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of five percent of the participant's annual salary and subject to certain other limits. Plan participants vest 25% per year in the amounts contributed by us. Employees are eligible to participate in the 401(k) Plan after three months of credited service with us.

Employment and Severance Agreements

  Agreements with Our CEO and CFO

        We entered into employment agreements with our CEO and CFO on May 9, 2005, and December 1, 2005, respectively, each of which was amended as of April 16, 2007 and December 9, 2008. The agreements provide for certain post-employment benefits, which our Compensation Committee determined was necessary to help retain these executives. The December 9, 2008 amendments were entered into in order to ensure compliance with, or an exemption from, Section 409A of the Internal Revenue Code. The agreements provide for the following:

  •
  the executives are entitled to receive cash bonuses, under a plan administered by the Compensation Committee, based upon our achievement of certain operating and/or financial or other goals, with an annual target bonus amount for Mr. Viviano equal to 85% of his then-current annual base salary, and annual target bonus amounts for Mr. Aihara equal to 75% of his then-current annual base salary; and

  •
  expense reimbursement, participation in employee benefits arrangements, and a monthly automobile allowance of not less than $800, in the case of Mr. Viviano, and $600, in the case of Mr. Aihara.

        Under each agreement, we may terminate the executive's employment at any time and for any reason and the executive may resign at any time and for any reason. However, in the event of a termination "without cause" or a resignation for "good reason," the executive is entitled to "Severance Payments" from us, consisting of bi-weekly payments of his base salary and 100% of his target annual bonus, during a defined "Salary Continuation Period" provided the executive complies during such period with the non-compete and non-solicitation provisions of the agreement and executes a general release of all claims against our company.

        Under the original agreements, the CEO had a Salary Continuation Period of two years and the CFO had a Salary Continuation Period of nine months. The CFO's original agreement also provided for a lump-sum Severance Payment rather than payments on a bi-weekly basis. In connection with the amendment of the employment agreements and the approval of the new severance agreements described below, our Board of Directors considered data provide by Mercer comparing the benefits provided to our executives with the benefits provided to executives of our peer group of companies. According to the data provided by Mercer at the CEO level, nearly 70% of our competitors provide severance benefits of three times the CEO's annual base salary and bonus, while another 11% pay two times annual base salary and bonus. For other Named Executive Officers, 57% of our competitors pay severance benefits of three times the Named Executive Officer's annual base salary and bonus, while another 22% pay two times annual base salary and bonus. Based on this data, we amended the CEO's agreement to provide that his Salary Continuation Period is defined as a period of three years reverting to a period of two years on April 16, 2009. The CFO's Salary Continuation Period, as amended, is defined as a period of two years reverting to eighteen months on April 16, 2009.

        Under each employment agreement, in the event the executive is entitled to receive Severance Payments, during the Salary Continuation Period, he will also be entitled to receive "Ancillary Severance Benefits" from us. This consists of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance (as amended, the agreements specify that the executive will receive up to $35,000 and that administrative support is also to be provided) relating to his job search. As amended, each agreement also provides that in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A.

        In the event that a termination occurs in connection with a change in control, our CEO and CFO may be subject to a 20% "golden parachute" excise tax imposed under section 4999 of the Code. This excise tax is triggered if the present value of the amount of "parachute payments", which are payments considered contingent on a change in control (determined in accordance with Code section 280G), exceeds the executive's "280G parachute limit". This limit is generally equal to three times the average annual taxable compensation received from us over the previous five calendar years. Under the original agreements, if the excise tax applied, the executive's benefits would be reduced so that they were $1 less than the 280G parachute limit. In connection with the April 16, 2007 amendment of the employment agreements and the approval of the new severance agreements described below, Mercer reviewed the practices of our peer group of companies in a situation where an executive is subject to the 20% "golden parachute" excise tax. Based on the data provided by Mercer, 80% of our peer group of companies provided a full gross up to the CEO and a majority of the companies also provided a full gross up to other NEOs. A gross up is a cash payment in an amount that leaves the executive economically in the same position as he would be in if the excise tax had not applied. Based on data provided by Mercer, our Board of Directors decided to provide for a "conditional" gross-up payment to our NEOs, which would only apply if the executive's benefits significantly exceeded the 280G parachute limit. As amended, the employment agreements require us to pay the CEO and/or the CFO a gross-up payment if his parachute payments exceed 110% of the 280G parachute limit, in an amount that leaves him economically in the same position as he would be in if the excise tax had not applied. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

        In the event of termination due to his disability, we will continue to provide our CEO with disability benefits at least equal to those he would otherwise have received for a period of two years from the commencement of such disability. Our CFO is entitled to receive such benefits for a period of 9 months following a termination due to disability.

  Severance Agreements with Other NEOs

        To ensure retention in connection with the sale by Viewer Holdings LLC, we also entered into severance agreements with our Imaging Division President and General Counsel, effective as of April 16, 2007. These agreements were amended in December 2008 in order to ensure compliance with, or an exemption from, Section 409A of the Code. These agreements provide for the payment by us of Severance Payments and the provision by us of Ancillary Severance Benefits in the event the executive's employment with us is terminated "without cause" or he resigns for "good reason." In the event of a termination "without cause" or a resignation for "good reason," the Imaging Division President and the General Counsel are entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of two years reverting to eighteen months on April 16, 2009, provided each complies with the non-compete and non-solicitation provisions of the agreement and executes a general release of all claims against our company. The severance agreements also provide that in accordance with Section 409A of the Code, the executives are not entitled to receive any severance benefits for a period of six months after termination if such a delay is necessary to avoid a prohibited distribution under Section 409A. Each severance agreement also requires us to pay the executive the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

        Effective November 2009, we entered into a severance agreement with our Oncology Division President in connection with his appointment to such position and as part of the total employment package that was necessary to get him to accept the position. In the event of a termination "without cause" or a resignation for "good reason," he is entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of twelve months, provided he complies with the non-compete and non-solicitation provisions of the agreements and executes a general release of all claims against our company. The severance agreement provides that in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A. His severance agreement also requires us to pay him the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

Other Elements of Compensation; Benefits and Perquisites

        Medical Insurance. We provide to each Named Executive Officer and the Named Executive Officer's eligible dependents such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment.

        Life and Disability Insurance. We provide each Named Executive Officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

        Automobile Allowance. We provide each Named Executive Officer with an automobile allowance during the term of the Named Executive Officer's employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Tax and Accounting Considerations

        While the Compensation Committee and our Board generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our Named Executive Officers historically.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE Larry C. Buckelew Curtis S. Lane Edward L. Samek Michael P. Harmon

Summary Compensation Table for 2009

        The following table sets forth compensation information for our principal executive officer, principal financial officer and each of our three other most highly compensated executive officers as of the end of fiscal 2009. We refer to these individuals as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock and Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul S. Viviano	2009	600,000	—	321,080	21,390	942,470
Chairman of the Board and	2008	515,000	—	449,358	21,134	985,492
Chief Executive Officer	2007	500,000	2,161,250	500,438	58,023	3,219,711
Howard K. Aihara	2009	286,000	—	160,034	15,120	461,154
Executive Vice President and	2008	275,000	—	206,243	16,299	497,542
Chief Financial Officer	2007	250,000	665,000	245,781	25,238	1,186,019
Richard J. Hall	2009	275,000	—	123,150	180,479	578,629
President, Alliance
Oncology Division(6)(7)
Michael F. Frisch	2009	300,000	—	116,074	15,012	431,086
President, Alliance	2008	280,000	—	179,424	15,646	475,070
Imaging Division(4)	2007	275,096	332,500	267,860	16,820	892,276
Eli H. Glovinsky	2009	290,000	—	65,975	30,739	386,714
Executive Vice President,	2008	280,000	694,500	181,854	18,886	1,175,240
General Counsel and	2007	245,385	1,033,295	256,803	25,977	1,561,460
Secretary(5)

(1)
The amounts in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (revised January 15, 2010), "Stock Compensation"("FASB ASC Topic 718"). Assumptions made in the valuation of awards in the "Stock and Option Awards" column can be found in Note 4 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)
Amounts in this column constitute payments made under the 2009 Executive Incentive Plans. The Compensation Committee set target bonus and performance criteria that were used to determine whether and to what extent the Named Executive Officers would receive payments under the 2009 Incentive Plan. See "Compensation Discussion and Analysis—Performance-Based Compensation—Annual Cash Bonus Opportunity" section above for details regarding the 2009 Executive Inventive Plans.

(3)
Amounts in this column include the value of the following other compensation and perquisites paid to Named Executive Officers whose other compensation and perquisites totaled $10,000 or more in value in 2009. Each item is valued at the actual amount paid to the provider by the Company on behalf of the Named Executive Officer.

Name	Year	Relocation/ Living Expenses ($)	Cash payments in lieu of sick day ($)	401(k) matching contributions ($)	Cash payments in lieu of accrued vacation ($)	Auto Allowance ($)	Commuting Expenses ($)	Life insurance premiums paid by the company ($)	Total ($)
Paul S. Viviano	2009	—	2,308	5,306	—	9,600	564	3,612	21,390
	2008	—	1,981	5,135	—	9,600	806	3,612	21,134
	2007	—	1,923	5,344	38,462	9,600	762	1,932	58,023
Howard K. Aihara	2009	—	—	6,125	—	7,200	855	940	15,120
	2008	—	—	5,750	—	7,200	2,449	900	16,299
	2007	—	—	5,536	9,615	7,200	2,346	541	25,238
Richard J. Hall	2009	163,561	—	4,642	—	9,000	696	2,580	180,479
Michael F. Frisch	2009	—	—	6,125	—	7,200	174	1,513	15,012
	2008	—	1,077	5,750	—	7,200	212	1,407	15,646
	2007	—	1,058	7,670	—	7,200	—	892	16,820
Eli H. Glovinsky	2009	—	1,115	6,125	11,154	9,600	1,790	955	30,739
	2008	—	—	5,750	—	9,600	2,618	918	18,886
	2007	—	—	2,189	10,577	8,566	3,987	658	25,977
(4)
Mr. Frisch became Executive Vice President, Chief Operating Officer effective January 5, 2007 and was promoted to President, Alliance Imaging Division on November 11, 2008.

(5)
Mr. Glovinsky became Executive Vice President, General Counsel and Secretary effective February 1, 2007.

(6)
Mr. Hall became President, Alliance Oncology Division effective November 3, 2008.

(7)
Because Mr. Hall was not a Named Executive Officer during 2007 and 2008, we only included compensation information for Mr. Hall for 2009.

  Grants of Plan-Based Awards for the 2009 Fiscal Year

        The following table sets forth grants of plan-based awards in fiscal 2009 to the named executive officers.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)(1)	Target/ Maximum ($)(1)
Paul S. Viviano	117,513	805,168
Howard K. Aihara	49,425	292,163
Richard J. Hall	28,875	235,813
Michael F. Frisch	48,563	357,492
Eli H. Glovinsky	35,775	230,913

(1)
Reflects potential awards under the 2009 Executive Incentive Plan. The threshold amount assumes that the threshold level of performance was met for each of the performance measures. In 2009, the Executive Incentive Plan contained two performance measures that constituted 60% of each executive's annual bonus opportunity: "profit after lease" or "Company PAL" component and a fixed-site return on capital component. The Company PAL component constituted 30% of the annual bonus opportunity and the fixed-site return on capital component constituted 30% for the executives. Each such executive's individual Performance Objectives constituted the remaining 40% of the annual bonus opportunity. The target/maximum amount assumes that the target/maximum level of performance was met for each of these performance measures.

2009 Outstanding Equity Awards at Fiscal Year-End Table

        The following table presents information with respect to outstanding equity awards held by each of the named executive officers as of December 31, 2009:

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Paul S. Viviano	1/2/03	500,000					5.27	1/2/13
	1/2/03	500,000					5.27	1/2/13
	1/5/04	120,000					3.67	1/5/14
	1/3/05	105,000	35,000	(2)			12.35	1/3/15
	2/3/06	75,000	75,000	(2)			4.19	2/3/16
Howard K. Aihara	11/1/00	35,000					5.60	11/1/10
	1/15/03	20,000					5.19	1/15/13
	1/5/04	10,000					3.67	1/5/14
	1/3/05	15,000	5,000	(2)			12.35	1/3/15
	12/1/05	112,500	37,500	(2)			5.56	12/1/15
Richard J. Hall	11/3/08								150,000	(4)	856,500
Michael F. Frisch	1/15/03	15,000					5.19	1/15/13
	1/15/03	15,000					5.19	1/15/13
	1/5/04	15,000					3.67	1/5/14
	1/3/05	22,500	7,500	(2)			12.35	1/3/15
	2/3/06	17,500	17,500	(2)			4.19	2/3/16
	11/13/06	100,000	100,000	(2)			7.49	11/13/16
Eli H. Glovinsky	2/1/07	47,000	70,500	(1)			7.05	2/1/17
	2/1/07	47,000			70,500	(3)	7.05	2/1/17
	1/2/08								75,000	(5)	428,250

(1)
These options vest and become exercisable 20% per year on the anniversary date of the grant date over the course of five years.

(2)
These options vest and become exercisable based on the following vesting schedule: 5% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, and 25% on the third, fourth, and fifth anniversary of the grant date.

(3)
These options vest and become exercisable after eight years on the anniversary date of the grant date. However, in the event the Company meets certain annual performance targets as described in the 1999 Equity Plan, 20% of the performance options may vest each year.

(4)
These amounts represent restricted stock awards which were granted on November 3, 2008 and will cliff vest after three years, provided that the employee remains continuously employed through the issuance date.

(5)
These amounts represent restricted stock awards which were granted on January 1, 2008 and will cliff vest after three years, provided that the employee remains continuously employed through the issuance date.

(6)
The dollar value of these awards are calculated by multiplying the number of shares or units by $5.71 share, the last reported sales price of our Common Stock on December 31, 2009.

2009 Stock Vested Fiscal Year-End Table

        The following table presents information with respect to options exercised and stock awards vested during the fiscal year ended December 31, 2009 held by each of the named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Vested (#)(1)	Market Value of Shares or Units of Stock Vested ($)(2)
Paul S. Viviano	325,000	$1,855,750
Howard K. Aihara	100,000	571,000
Michael F. Frisch	50,000	285,500

(1)
These amounts represent restricted stock awards which were granted on May 30, 2007 and cliff vested after three years, on December 31, 2009, as the employee remained continuously employed through the issuance date.

(2)
The dollar value of these awards are calculated by multiplying the number of shares or units by $5.71 share, the last reported sales price of our Common Stock on December 31, 2009.

Potential Payments upon Termination or Change of Control

        The table below sets forth the estimated value of certain compensation that would have become payable under existing plans and contractual arrangements assuming a (i) termination of employment without "cause", or (ii) change of control and termination of employment without "cause" occurred on December 31, 2009, based upon the closing price of Alliance's Common Stock on December 31, 2009 ($5.71) and the Named Executive Officers' compensation and service levels as of such date. Please see section entitled "Compensation Discussion & Analysis—Employment and Severance Agreements" above for a description of the terms and provisions of contractual arrangements related to our Named Executive Officers. Amounts set forth in the table below are reported without any reduction for possible delay in the commencement or timing of payments.

        For all Named Executive Officers, under the 1999 Equity Plan and the agreements evidencing awards granted under the 1999 Equity Plan, the vesting of stock options fully accelerates upon a change of control (as defined in the form option agreement) and the vesting of restricted stock awards accelerate pro rata upon a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date. Stock bonus awards under our 1999 Equity Plan are subject to pro rata vesting acceleration upon a change of control (as defined in the plan) at a rate of 1/36th for each month lapsed since the award date.

Name	Before Change of Control Termination w/o Cause or for Good Reason ($)	After Change of Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)	Termination for Cause or Resignation without Good Reason ($)	Change of Control (without Termination of Employment) ($)
Paul S. Viviano
Non-Compete payment(3)	$1,200,000	$1,200,000	$—	$—	$—	$—
Non-Compete payment(4)	642,160	642,160	—	—	—	—
Accrued Benefits(1)	418,522	418,522	373,645	418,522	—	—
Outplacement Services(7)	35,000	35,000	—	—	—	—
Vesting of Stock Options(2)	—	114,000	—	—	—	114,000
Total	$2,295,682	$2,409,682	$373,645	$418,522	$—	$114,000
Howard K. Aihara
Non-Compete payment(8)	$429,000	$429,000	$—	$—	$—	$—
Non-Compete payment(9)	240,051	240,051	—	—	—	—
Accrued Benefits(1)	225,065	225,065	191,530	225,065	—	—
Outplacement Services(7)	35,000	35,000	—	—	—	—
Vesting of Stock Options(2)	—	5,625	—	—	—	5,625
Total	$929,116	$934,741	$191,530	$225,065	$—	$5,625
Richard J. Hall
Non-Compete payment(5)	$275,000	$275,000	$—	$—	$—	$—
Non-Compete payment(6)	123,150	123,150	—	—	—	—
Accrued Benefits(1)	147,069	147,069	131,732	147,069	—	—
Outplacement Services(7)	35,000	35,000	—	—	—	—
Vesting of Stock Options(2)	—	333,083	—	—	—	333,083
Total	$580,219	$913,302	$131,732	$147,069	$—	$333,083
Michael F. Frisch
Non-Compete payment(8)	$450,000	$450,000	$—	$—	$—	$—
Non-Compete payment(9)	174,111	174,111	—	—	—	—
Accrued Benefits(1)	196,956	196,956	155,862	196,956	—	—
Outplacement Services(7)	35,000	35,000	—	—	—	—
Vesting of Stock Options(2)	—	26,600	—	—	—	26,600
Total	$856,067	$882,667	$155,862	$196,956	$—	$26,600
Eli H. Glovinsky
Non-Compete payment(8)	$435,000	$435,000	$—	$—	$—	$—
Non-Compete payment(9)	98,963	98,963	—	—	—	—
Accrued Benefits(1)	152,937	152,937	103,117	152,937	—	—
Outplacement Services(7)	35,000	35,000	—		—	—
Vesting of Stock Options(2)	—	285,500	—	—	—	285,500
Total	$721,900	$1,007,400	$103,117	$152,937	$—	$285,500

(1)
These amounts are equal to the sum of any accrued obligations not theretofore paid through the date of termination, including (i) the executive's base salary, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the executive under the terms and conditions of the applicable bonus plan, incentive compensation plan and/or deferred compensation plan, (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the executive and (iv) for a period equal to eighteen months (two years for Mr. Viviano and one year for Mr. Hall), continued benefits to the executive and/or the executive's dependents at least equal to those which would have been provided to them in accordance with the insurance and benefits plans, programs and arrangements (as defined in the agreements), except in the case of death.

(2)
These amounts represent the value of the unvested and accelerated stock options outstanding at December 31, 2009, calculated assuming that the market price per share of Alliance's Common Stock on the date of termination of employment was equal to the closing price of Alliance's Common Stock on December 31, 2009 ($5.71) and are based upon the difference between $5.71 and the exercise price of the options held by the Named Executive Officer.

(3)
Equal to two times the executive's annual base salary as in effect as of December 31, 2009.

(4)
Equal to two times the executive's actual cash bonus earned for the calendar year completed December 31, 2009.

(5)
Equal to the executive's annual base salary as in effect as of December 31, 2009.

(6)
Equal to the executive's actual cash bonus earned for the calendar year completed December 31, 2009.

(7)
These amounts are equal to a fair market value of outplacement services which would be required for the named executive officer.

(8)
Equal to eighteen months of the executive's annual base salary as in effect as of December 31, 2009.

(9)
Equal to eighteen months of the executive's actual cash bonus earned for the calendar year completed December 31, 2009.

401(k) Plan

        We established a tax deferred 401(k) savings plan in January 1990. Effective January 1, 2001, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 25% of their annual compensation. In 2009, the Company matched 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Code so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee's individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee's pre-tax contributions are fully vested and nonforfeitable at all times. Matching contributions vest over four years of service. An employee may forfeit unvested amounts upon termination of employment, unless the termination is because of death, disability or retirement, in which case matching contributions vest in their entirety.

        Matching contributions made by us pursuant to the 401(k) plan to the named executive officers for the 2009 fiscal year are included under "All Other Compensation" in the Summary Compensation Table.

Equity Compensation Plan Information

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,417,550	(1)	$6.87	3,347,587	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	4,417,550		$6.87	3,347,587

(1)
Consists solely of awards granted under our 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries dated November 2, 1999.

1999 Equity Plan

        All of our outstanding employee stock options and other equity awards were granted under our 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries dated November 2, 1999, or the 1999 Equity Plan. The 1999 Equity Plan is designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

        Types of Award.    The 1999 Equity Plan provides for the grant of non-qualified options, restricted stock, restricted stock unit, stock bonus and performance-based awards to employees, consultants or other persons with a unique relationship to us or our subsidiaries.

        Options Available and Outstanding.    A total of 11,025,000 shares were reserved for issuance under the 1999 Equity Plan as of December 31, 2009, of which 4,417,550 were subject to outstanding options as of such date. As of December 31, 2009, an additional 601,016 were subject to outstanding restricted stock awards

        Administration.    The Compensation Committee administers the 1999 Equity Plan. The Compensation Committee has authority to select the employees, consultants or others to whom options will be granted under the plans, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the Compensation Committee has the authority to construe and interpret the 1999 Equity Plan and to adopt rules for the administration, interpretation and application of the 1999 Equity Plan that are consistent with its terms. Awards granted under the 1999 Equity Plan become vested and exercisable as determined by the Compensation Committee at the time of the grant, at a price determined by the committee.

        Stockholders' Agreement.    Certain initial option grants made under our 1999 Equity Plan, together with the underlying shares, are subject to the terms and conditions of stockholders' agreements entered into by grant recipients. The stockholders' agreements provide that except for limited exceptions, the optionholder may not transfer, sell or otherwise dispose of any shares acquired upon exercise of initial option grants prior to the fifth anniversary of the grant date. In December 2007, the Compensation Committee approved a change in the structure of our option agreements which provided that option grants awarded after the date of the change will not be subject to a stockholders' agreement. This change did not affect the initial option grants to our Named Executive Officers, which remain subject to the stockholders' agreements.

        Amendment.    The 1999 Equity Plan may be amended or modified by the Compensation Committee, and may be terminated by our Board of Directors. The Plan as amended and restated by the Board of Directors shall automatically terminate on December 13, 2017, subject to earlier termination by the Board of Directors.

        Exercise of Options.    Options granted under the 1999 Equity Plan may be exercised in cash or, at the discretion of the Compensation Committee, through the delivery of previously owned shares, through the surrender of shares which would otherwise be issuable upon exercise of the option, or any combination of the foregoing.

        Change of Control.    Under the 1999 Equity Plan, the Compensation Committee may, in its sole discretion, provide that awards granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The committee may also provide that awards remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

  •
  merger or consolidation of our corporation into another corporation;

  •
  exchange of all or substantially all of our assets for the securities of another corporation;

  •
  acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

  •
  recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our Common Stock being exchanged for or converted into cash, securities or other property.

        As described under "Compensation Discussion and Analysis—Performance-Based Compensation—Discretionary Long-Term Equity Incentive Awards" above, stock options under our 1999 Equity Plan are subject to single trigger acceleration following a change of control (as defined in the agreement), pursuant to the terms of the option agreement under the plan. Restricted stock awards under our 1999 Equity Plan are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date. Stock bonus awards under our 1999 Equity Plan are generally subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of 1/36th for each month lapsed since the award date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 2009, Messrs. Harmon, Lane, Helfet, Buckelew and Samek served as members of the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee were officers or employees or former officers or employees of ours or any of our subsidiaries during fiscal 2009, or had any relationship otherwise requiring disclosure.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Review and Approval of Related Party Transactions

        All relationships and transactions in which we are a participant and involving our directors, executive officers, nominees for directors, stockholders beneficially owning more than 5% of our outstanding shares, or any of their respective immediate family members are participants are reviewed by an independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, also discuss with management and the independent auditor any related-party transactions brought to the Audit Committee's attention which could reasonably be expected to have a material impact on our financial statements.

        In the course of their review and approval or ratification of a disclosable related party transaction, the independent and disinterested members of the Board may consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to the company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

  •
  any other matters the Audit Committee or such independent and disinterested members of the Board deems appropriate.

  Related Party Transactions

        We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

        We formed a special committee of independent and disinterested directors to consider various matters in connection with the sale of shares by Viewer Holdings LLC (an entity managed by an affiliate of KKR) of 49% of our outstanding shares of Common Stock in April 2007 to Oaktree, MTS and their affiliates, or the purchasers. We incurred expenses of between one and two million dollars in connection with the sale, $1.25 million of which was reimbursed to us by the purchasers. In connection with their share purchase, the purchasers negotiated a Governance and Standstill Agreement with the special committee. For so long as the purchasers beneficially own an aggregate of at least 35% of our outstanding shares of Common Stock, they shall have the right to designate three persons to our Board and committees. In the event that the purchasers beneficially own less than 35% but at least 25% of our outstanding Common Stock, they shall have the right designate two persons to our Board. If the purchasers beneficially own less than 25% but at least 15%, they shall have the right to designate only one person to our Board. The purchasers agreed that they would not obtain beneficial ownership of greater than 49.9% of our outstanding shares of Common Stock, or publicly announce or disclose any such intention, plan or arrangement, for a period of three years after closing. Viewer also assigned to the purchasers registration rights under its registration rights agreement with us. The standstill provisions of this agreement (but not the board designation rights) will terminate in April 2010, at which time the purchasers will have the ability to increase their beneficial ownership beyond the 49.9% limit. Also, the various management rights obtained by the purchasers under the agreement will terminate in April 2010, including the right to designate members of the committees of our Board and the right to consult with management on various business issues concerning our operations, properties and financial conditions, in the event that the purchasers do not have a representative on our Board.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        During fiscal 2009, the Audit Committee of the Board of Directors consisted of three non-employee directors who met the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: www.alliancehealthcareservices-us.com/investors/corporate_governance.

What are the responsibilities of management, the independent auditors and the Audit Committee?

        The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is to assist the Board of Directors with its oversight responsibilities regarding: (i) the integrity of our financial statements and internal controls; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm's qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee's responsibilities are limited to oversight.

        Alliance's management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, auditing management's assessment of internal controls over financial reporting as well as the effectiveness of those internal controls and reviewing our quarterly financial statements.

How does the Audit Committee carry out its responsibilities?

  •
  The Audit Committee convened seven times during the year to discuss the interim and annual financial statements and Alliance's internal controls on the financial reporting process.

  •
  The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2009 and met with both management and our independent registered public accounting firm, Deloitte & Touche LLP, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

  •
  The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and letter regarding its independence from Alliance as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

  •
  The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm's independence.

  •
  The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement of Auditing Standard No. 61.

        Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Alliance's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to be filed with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to stockholder ratification, the appointment of Deloitte & Touche LLP as Alliance's independent registered public accounting firm for fiscal year 2010.

The Audit Committee

Neil F. Dimick, Chairman
Larry C. Buckelew
Edward L. Samek

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        On March 31, 2009, Mr. Dimick accrued 1,286 units of phantom stock under the Company's Directors Deferred Compensation Plan. This accrual was required to be reported on Form 4 no later than April 2, 2009 but was inadvertently reported on April 14, 2009. Alliance believes that all other SEC filings of directors, officers and ten percent stockholders during 2009 complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on our review of forms filed, or written notice that no forms were required.

FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us, including actions with respect to pay risk and risk oversight. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and in our periodic reports on Form 10-Q and Form 8-K.

AVAILABILITY OF CERTAIN DOCUMENTS

        Alliance will mail without charge to any Stockholder upon written request a copy of Alliance's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements, schedules and a list of exhibits. We will also mail without charge upon written request copies of our Corporate Governance Guidelines and the charters of our standing Board Committees.

        Our Code of Business Conduct and Ethics governing our directors, officers and employees is posted on our web site, which is located at www.alliancehealthcareservices-us.com/investors/corporate_governance (and is available in print, upon request), and we will also post on our web site any amendment to the Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

        Requests for the above documents should be sent to Secretary, Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, California 92660.

By Order of the Board of Directors,
/s/ ELI H. GLOVINSKY Eli H. Glovinsky Executive Vice President, General Counsel and Secretary

Newport Beach, California
April 19, 2010

ALLIANCE HEALTHCARE SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholders of Alliance HealthCare Services, Inc. (the "Company") hereby nominate, constitute and appoint Eli H. Glovinsky and Howard K. Aihara, or either one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of Alliance HealthCare Services, Inc. (the "Annual Meeting") to be held at the Company's headquarters at 100 Bayview Circle, Suite 400, Newport Beach, CA 92660 on Thursday, May 27, 2010 at 9:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows:

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

ALLIANCE HEALTHCARE SERVICES, INC.

May 27, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com
or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	Election of Directors: Class III term will expire in 2013		2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ☐ Edward L. Samek ☐ Aaron A. Bendikson	3.
				OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
				The Board of Directors recommends a vote "FOR" for each of the (2) nominees for director and "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.
☐	FOR ALL EXCEPT (See instructions below)
				In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •
				The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2010
PROPOSALS YOU MAY VOTE ON PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OWNERSHIP OF ALLIANCE COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FORWARD-LOOKING STATEMENTS
AVAILABILITY OF CERTAIN DOCUMENTS